EXHIBIT 99.1

Pro Forma Financial Information.

Unaudited Condensed Combined Pro Forma Balance Sheet as of March 31, 2011

Unaudited Condensed Combined Pro Forma Statement of Operations for the period from November 9, 2010 (date of inception) through March 31, 2011

Notes to Condensed Combined Pro Forma Financial Information

Unaudited Condensed Combined Pro Forma Financial Information
The Registrant or Modern Renewable Technologies, Inc., (“Modern”), a Nevada Corporation, merged with Eco Ventures Group, Inc. (“Eco Ventures – Florida”) pursuant to a Reorganization Agreement on May 27, 2011 (the “Merger Transaction”).  As a condition of the Merger Transaction, Modern changed its name to Eco Ventures Group, Inc. as a Nevada Corporation (“Eco Ventures – Nevada” or the “Registrant”).  Under the terms of the Agreement, shareholders of Eco Ventures - Florida exchanged an aggregate of seventy percent (70%) of the Eco Ventures – Florida’s issued and outstanding capital stock in exchange for 61,500,000 restricted shares of Modern’s authorized but unissued capital stock.  Further, the Registrant warranted that at closing the total issued and outstanding shares of its stock on a fully diluted basis would be a total of 78,395,515 shares.
The transaction has been accounted for in substance as a reverse acquisition of the Registrant by Eco Ventures - Florida since the stockholders of Eco Ventures - Florida owned a majority of the Registrant’s voting power immediately following the transaction and Eco Ventures – Florida’s management has assumed operational, management and governance control.  Eco Ventures - Floris treated as the surviving and continuing entity. The Company did not recognize goodwill or any intangible assets in connection with this transaction.

The unaudited pro forma condensed combined balance sheet presents the financial position of the Registrant as if the acquisition of Eco Ventures - Florida occurred on March 31, 2011. The unaudited pro forma condensed consolidating statements of operations for the period from November 9, 2010 (date of inception) through March 31, 2011 have been prepared as if the acquisition occurred on November 9, 2010 (date of inception of Eco Ventures – Florida).

The unaudited condensed combined pro forma financial information is for illustrative purposes only. These companies may have performed differently had they actually been combined for the periods presented. You should not rely on the condensed combined pro forma financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined companies will experience after the merger. Unaudited condensed combined pro forma financial information and the notes thereof should be read in conjunction with the accompanying historical financial statements of the Registrant’s and Management’s Discussion and Analysis included elsewhere in this report.

Eco Ventures Group, Inc. (a Nevada Corporation)

Unaudited Condensed Combined Pro Forma Balance Sheet

March 31, 2011

	Modern	Eco Ventures
	Renewable	Group	Pro Forma		Pro Forma
	Technologies	(Florida)	Adjustments		Combined
	As of May 31, 2011	As of March 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$-	$250			$250
Prepaid Expenses	929	-	(929)	(a)	-

Total current assets	929	250			250

Plant and Equipment			$2,000,000	(h)	2,000,000

TOTAL ASSETS	$929	$250			$2,000,250

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$147,210		$(147,210)	(a)	$—
Due Shareholders	114,583		(114,583)		—
			(89,452)	(d)
			(77,665)	(e)
			(142,808)	(f)
			(39,801)	(g)
Notes Payable	349,726		1,300,000	(h)	1,300,000
Total liabilities	611,519				1,300,000

Stockholders’ Equity:
Preferred stock, $0.001 par value; 100,000,000 authorized; none issued and outstanding	—	—			—
Common stock of Eco Ventures - Florida, $1.25 par value; 1,000,000 authorized; 200 issued in historical column			-
		250	(250)	(a)	—
			4,319	(d)
			3,750	(e)
			6,895	(f)
			1,922	(g)
Common Stock, 750,000,000 common shares			56,500	(b)
authorized with a par value of $0.001, 9,215 common			5,000	(c)
shares issued and outstanding as of March 31, 2011 and 78,395,515 issued in pro forma column	9				78,395
			250	(a)
			(56,500)	(b)
			645,000	(c)
			85,133	(d)
			73,915	(e)
			135,913	(f)
			37,879	(g)
			(1,011,975)	(a)
Additional paid-in capital	401,376		$700,000	(a)	1,010,991

Accumulated deficit during development stage	(1,011,975)		(389,136)	(a)	(389,136)
			1,011,975

Stockholders’ equity	(610,590)	250			700,250

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$929	$250			$2,000,250

See accompanying notes to unaudited condensed combined pro forma financial statements

Eco Ventures Group, Inc. (a Nevada Corporation)

Unaudited Condensed Combined Pro Forma Statement of Operations

For the Period Ended March 31, 2011

					Pro Forma
					Combined
	Modern	Eco Ventures	Pro Forma		Balances
	Renewable	Group	Adjustments		(Unaudited)
Operating Expenses:
			650,000	(c)
General & Administrative	$22,701	$—	$929	(a)	$673,630

Total Operating Expenses	22,701	—	650,929		673,630
Loss from Operations	(22,701)	—	(650,929)		(673,630)
Other Income (Expenses): Debt Forgiveness Income			261,793	(a)	261,793
Bank Charges	(25,807)		—		(25,807)

Total Other Income (Expenses)
Net Loss	$(48,508)	$—	$(389,136)	(a)	$(437,644)

Loss per common share (basic)	$(5.20)	$(0.00)	—		$(0.01)

			56,500,000	(b)
			5,000,000	(c)
			4,319,150	(d)
			3,750,000	(e)
			6,895,400	(f)
			1,921,750	(g)
			24	(j)
Weighted average common shares outstanding — basic	9,215				78,395,539

See accompanying notes to unaudited condensed combined pro forma financial statements

Eco Ventures Group, Inc. (a Nevada Corporation)

NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS

1. Basis of Presentation.

The unaudited pro forma condensed combined balance sheet presents the financial position of the Company as if the acquisition of Eco Ventures - Florida occurred on March 31, 2011. The unaudited pro forma condensed consolidating statements of operations for the period from November 9, 2010 (date of inception) through March 31, 2011 have been prepared as if the acquisition occurred on November 9, 2010 (date of inception of Eco Ventures – Florida).

The Registrant’s condensed balance sheet and statement of operations were derived from the interim financial statements as of and for the period ended May 31, 2011 as reported with the Registrant’s Form 10-Q filed on July 20, 2011 with the SEC.

The following pro forma adjustments are incorporated into the condensed combined pro forma balance sheet as March 31, 2011 and combined pro forma statement of operations for the period ended March 31, 2011.

(a)  To eliminate Modern Renewable capital structure.

(b) To record issuance of 56,500,000 shares of Modern Renewable restricted common stock in exchange for 70% of the shares of Eco Ventures Group, Inc. (Florida Corporation) common stock at par ($0.001).

(c)  To record fair value of 5M shares issued to Tom Gleason and Dwayne Dundore for Joint Venture in Eco Minerals Recovery Group of $0.13 based upon 52 week low price.

(d)  To convert debt of $89,452 to 4,319,150 common shares for International Coastal Management, S.R.L.

(e)  To convert debt of $77,665 to 3,750,000 common shares for International Resource Holdings, S.R.L.

(f)  To convert debt of $142,808 to 6,895,400 common shares for Montaque Capital Partners, LTD

(g)  To convert debt of $39,801 to 1,921,750 common shares for International Coastal Management, S.R.L.

(h)  To record contribution of rights to finish contracts with Raptor Equipment base upon LOIs and the assumption of the amount due on these contracts.

(i)  To adjust to Transfer agent’s records